UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
                 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
            SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                  15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number 33-37078


                                FNC BANCORP, INC.
                          ----------------------------
             (Exact name of registrant as specified in its charter)

         460 SOUTH MADISON AVENUE, DOUGLAS, GEORGIA 31533 (912) 384-2265
      --------------------------------------------------------------------
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        COMMON STOCK, PAR VALUE $1.00 PER
                    SHARE (Title of each class of securities
                              covered by this Form)

                                      None
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   (Titles of all other classes of securities for which a duty to file reports under
                        Section 13 (a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)  |_|   Rule 12h-3(b)(1)(i)  |X|
             Rule 12g-4(a)(1)(ii) |_|   Rule 12h-3(b)(1)(ii) |_|
             Rule 12g-4(a)(2)(i)  |_|   Rule 12h-3(b)(2)(i)  |_|
             Rule 12g-4(a)(2)(ii) |_|   Rule 12h-3(b)(2)(ii) |_|
                                        Rule 15d-6           |X|


     Approximate number of holders of record as of the certification or notice date: 0

     Pursuant to the requirements of the Securities Exchange Act of 1934, FNC Bancorp, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  January 29, 2002                     By: /s/ Lyn G. Schroeder
                                               -------------------------------
                                               Lyn G. Schroeder
                                               Counsel to FNC Bancorp, Inc.